UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 25, 2005

New Century Financial Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-32314	56-2451736
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

18400 Von Karman Avenue, Suite 1000, Irvine, California		92612
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(949) 440-7030

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 25, 2005, the Board of Directors of New Century Financial Corporation (the "Company") approved certain changes to the compensation for non-employee directors, effective October 25, 2005.

The Board of Directors approved a $35,000 annual retainer to be paid to the Lead Director in addition to the director’s annual retainer for service on the Board of Directors. Mr. Fredric Forster was named Lead Director on September 20, 2005 and will receive a prorated portion of the annual retainer. As a result of Mr. Forster’s appointment as Lead Director, he will no longer serve as the Chair of the Compensation Committee. Mr. Donald Lange was appointed by the Board of Directors as Chair of the Compensation Committee in place of Mr. Forster.

The Board of Directors, upon recommendation of the Compensation Committee of the Board of Directors (the "Compensation Committee"), also approved an increase in the annual retainer to be paid to the Chair of the Audit Committee from $5,000 to $10,000 and an increase in the annual retainer to be paid to the Chair of the Compensation Committee from $5,000 to $8,000. The chairs of these respective committees will receive a prorated portion of the annual retainer.

In addition, the Board of Directors, upon recommendation of the Compensation Committee, approved stock ownership guidelines for non-employee directors effective October 25, 2005. Each non-employee director will have three years to accumulate qualifying shares equal in value to seven times the director’s annual retainer. Qualifying shares are shares of the Company’s common stock owned directly by the director, the director’s spouse and the director’s children (under the age of 18) that are (i) purchased on the open market, (ii) obtained through stock option exercises, (iii) restricted stock awards, (iv) held in trusts in which the director is a trustee with voting and investment power and (v) deferred stock units. Vested but unexercised stock options do not count as qualifying shares. Non-employee directors who have not yet met the stock ownership guidelines will be granted restricted stock in lieu of 50% of their annual retainer until the stock ownership limit is achieved, subject to the director’s continued service through that date. These shares of restricted stock will vest on the first anniversary of the grant date. Non-employee directors that meet the stock ownership guidelines will have the option to accept up to 50% of their annual retainer in restricted stock rather than cash.

Non-employee directors also receive a non-cash, equity component of compensation for their board service. On October 25, 2005, the Board of Directors, upon recommendation of the Compensation Committee, made certain changes to this non-cash equity component of compensation. Beginning on the date of the Company’s 2006 annual meeting of stockholders, non-employee directors will receive an annual grant of performance-based long-term incentives on the date of the Company’s annual stockholders meeting equal in aggregate value to $100,000. The performance-based long-term incentives may include any combination of performance-accelerated stock options ("PASOs"), performance-accelerated restricted stock ("PARS") and dividend equivalent rights ("DERs"). The specific combination of PASOs, PARS and DERs to be awarded in connection with the 2006 annual stockholders meeting, as well as the specific terms of those grants, have not yet been determined. The Company’s award grants to directors in connection with its 2005 annual meeting of stockholders are not being adjusted in light of these changes.

The Board of Directors, upon recommendation of the Compensation Committee, also revised the non-cash equity compensation to be given to each non-employee director at the time of his or her appointment. Each newly appointed non-employee director will receive an initial grant of performance-based long-term incentives on the date of his or her appointment equal in aggregate value to $180,000. The specific combination of PASOs, PARS and DERs to be awarded to a director, as well as the terms of those grants, will be determined by the Board of Directors at the time of the new director’s appointment.

Prior to these changes, non-employee directors received an annual stock option grant to purchase 12,500 shares of the Company’s common stock on the date of each annual meeting of stockholders and a stock option grant to purchase 22,500 shares of the Company’s common stock on the date of the director’s appointment.

Directors who are employees of the Company receive no additional compensation for their board service.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 25, 2005, the Board of Directors of the Company approved the amendment and restatement of the Company’s Bylaws. The purpose of the amendment and restatement was to make certain nonsubstantive modifications to Sections 5.1, 5.6 and 5.8. The Third Amended and Restated Bylaws are filed as Exhibit 3.1 to this Current Report and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

3.1 Third Amended and Restated Bylaws of New Century Financial Corporation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

New Century Financial Corporation

October 31, 2005	By:	/s/ Robert K. Cole

Name: Robert K. Cole
Title: Chairman and Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

3.1	Third Amended and Restated Bylaws of New Century Financial Corporation.